EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Computer Associates International, Inc.:

We consent to the use of our audit report dated May 9, 2003, on the consolidated financial statements and schedule supporting such consolidated financial statements of Computer Associates International, Inc. and subsidiaries as of March 31, 2003 and 2002 and for each of the years in the three-year period ended March 31, 2003 incorporated herein by reference.

Our report dated May 9, 2003, contains an explanatory paragraph indicating that effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

New York, New York
September 10, 2003